Exhibit 99.1

FOR IMMEDIATE RELEASE
TURTLE BEACH REPORTS THIRD QUARTER 2015 RESULTS
San Diego, CA – November 9, 2015 – Turtle Beach Corporation (NASDAQ: HEAR), a leading-edge audio technology company, reported financial results for the third quarter ended September 30, 2015.
Highlights & Developments:

▪	Net revenue increased 8% to $35.9 million, ahead of the guidance range of $30 to $35 million (up 10% constant currency).

▪	Gross profit improved 340 basis points to 26.7% versus the year-ago quarter.

▪
Headset Adjusted EBITDA increased to $0.3 million from a loss of $2.0 million in the year-ago quarter, with consolidated adjusted EBITDA narrowing to a loss of $3.3 million versus a loss of $4.5 million.

▪	Launched the breakthrough hearing healthcare device HyperSound Clear™ with the first order fulfillment in October.

▪	Secured new $15 million term loan and favorably amended existing subordinated debt in July 2015.

“We continue to execute on the critical areas of our business that we expect will drive sustained growth and improved profitability,” said Juergen Stark, CEO, Turtle Beach Corporation. “We delivered strong revenue growth and gross margin expansion as sales of our next generation headsets, several of which feature first and only innovations, increased by 69% from the third quarter last year. Year-to-date, these headsets have generated a gross margin over 1,000 basis points higher than our previous generation models. We have laregly completed the transition of our product portfolio from previous gaming console generation models, emerging with an industry-leading portfolio for next gen consoles.”

“In October, we completed the transition to Foxconn, the world’s largest contract manufacturer of electronic products and components, to produce our groundbreaking HyperSound Clear product as well as several of our latest gaming headsets at relatively lower costs per unit. Along with our recently announced global logistics partnership with Kuehne + Nagel, we believe we’ve solidified our supply chain development strategy, which is designed to support our market expansion as we manage costs, optimize inventory and maintain superior product quality.”

Stark continued, “October also marked the official launch of HyperSound Clear, which was a big milestone after nearly two years of work commercializing the technology as an innovative new product for the hearing healthcare market. HyperSound Clear’s launch was somewhat later than originally anticipated and the resources required to introduce the product were higher than planned. Nevertheless, we experienced strong initial pre-orders and have begun a staged rollout to our partners, some of which represent the largest corporations in hearing healthcare. We’re encouraged by the early reception and expect the momentum to continue as we get more product in the channel.”

“In the fourth quarter, we expect the continued strong U.S. dollar to impact our European and Australian businesses, as sales volumes and margin at our international distributors are significantly affected. To a lesser extent, softness in the broader European market and a decision to delay certain China market growth investments have also reduced our international revenues. However, in our headset business, we expect our robust North American market to benefit from the broadest, most advanced product offering in the industry during a period where the number of new generation console users is expected to surpass those of prior generations.”

Third Quarter Review
Net revenue in the third quarter increased 8% to $35.9 million compared to $33.3 million a year ago. The increase was attributable to higher domestic sales, driven primarily by strong consumer response to the Company’s expanded portfolio of next generation headsets. This was partially offset by an overall decline in sales of previous generation headsets and softer international sales. On a constant currency basis, net revenues increased 10%.

Gross profit in the third quarter increased 23% to $9.6 million from $7.7 million in the year-ago quarter. Gross margin increased 340 basis points to 26.7% compared to 23.3%. The increase was driven by a product mix shift to next generation headsets, including the release of certain new models for the holiday season, and the continued channel mix shift to domestic revenues.

Operating expenses for the third quarter were $15.3 million, up slightly from $15.1 million in the same period of 2014. The increase was attributable to higher costs associated with additional headcount to support the HyperSound commercialization, increased legal and financial costs, and incremental stock compensation expense. These costs were partially offset by operating expense reductions in other functional areas.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) for the headset business improved to $0.3 million in the third quarter, up from a loss of $2.0 million in the year-ago quarter. Adjusted EBITDA on a consolidated basis was a loss of $3.3 million, reflecting investments of approximately $3.6 million in the HyperSound business, compared to a loss of $4.5 million in the year-ago quarter.

During the third quarter, the Company reassessed its tax valuation allowance given the latest forecasted net taxable loss for the current year along with cumulative losses in the two preceding years. As a result, the Company concluded a full valuation allowance was required and recorded a $10.5 million non-cash valuation allowance in the third quarter. However, it should be noted that this allowance does not impact the Company’s ability to utilize its net operating losses in future tax filings and is not a reflection of any future forecast and is not a reflection of any future forecast.

As a result, net loss in the third quarter was $15.9 million, or $(0.38) per diluted share based on 42.3 million average shares outstanding, compared to a net loss of $5.6 million, or $(0.13) per diluted share based on 42.0 million average shares outstanding in the same period a year ago. Excluding the tax valuation expense, net loss in the third quarter of 2015 was $(5.4) million or $(0.13) per diluted share.

The Company ended the quarter with approximately $3.1 million of cash and cash equivalents compared to $7.9 million at December 31, 2014 and $4.4 million at September 30, 2014. As of September 30, 2015, outstanding debt principal was $56.3 million compared to $44.6 million at December 31, 2014. The debt consisted of $20.6 million of borrowings under the Company’s credit facility, $14.3 million of subordinated debt and term loans that total $21.4 million.

During the third quarter, the Company entered into a new $15.0 million term loan with Crystal Financial LLC, and amended its subordinated debt held by affiliates of Stripes Group LLC. As disclosed last week in the Company’s Current Report on Form 8-K, following the end of the third quarter, the Company amended certain covenants under the term loan and its revolving credit facility with Bank of America.

Outlook
For the fourth quarter of 2015, the Company has revised its outlook and now expects net revenue for the headset business to range between $82 million to $92 million compared to $91.8 million in the fourth quarter of 2014. This revision is due to the aforementioned weakness in the Company’s European and Australian markets, and the decision to delay certain market growth investments in China. Headset gross margin is expected to improve and be in the range of 31% or better, compared to 28.2% in the year-ago quarter.

Revenue from HyperSound is expected to be approximately $2 million in the fourth quarter with net investment on an adjusted EBITDA level expected to range between $3.3 million and $4.3 million.

Headset adjusted EBITDA is expected to show improvement over the $13.7 million reported in the fourth quarter of 2014. Consolidated adjusted EBITDA is expected to range between $9.5 million and $13.0 million, compared to $10.4 million in the year-ago quarter. Net income on a consolidated basis for the fourth quarter is expected to improve to a range between $3.5 million and $7.0 million, or $0.08 and $0.16 per diluted share.

For the full year 2015, the Company has revised its outlook and now expects headset revenue to range between $160 million and $170 million compared to $185.5 million in 2014, with the vast majority of the decline being driven by the international business due to the aforementioned reasons. Headset gross margin is expected to be at least 26%, reflecting reduced operating leverage due to the lower revenues.

Revenue from HyperSound is expected to range between $2 million and $3 million in 2015, with net investment on an adjusted EBITDA level to range between $13 million and $14 million. This investment is higher than expected due to the later launch and more conservative ramp plans.

Headset adjusted EBITDA in 2015 is expected to be between $2 million and $5 million, with consolidated adjusted EBITDA loss expected to range between $12 million and $8 million. Net loss on a consolidated basis in 2015 is expected to range between $33 million and $29.5 million, or $(0.78) and $(0.70) per diluted share.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, November 9, 2015 at 1:30 p.m. Pacific time (4:30 p.m. Eastern) to discuss its third quarter results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Date: Monday, November 9, 2015
Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)
Toll-free dial-in number: 1-877-303-9855
International dial-in number: 1-408-337-0154
Conference ID: 64711004

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.
The conference call will be broadcast live and available for replay at http://edge.media-server.com/m/p/bd6av6ih and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 4:30 p.m. Pacific time on the same day through November 16, 2015.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
About Turtle Beach Corporation
Turtle Beach Corporation (www.turtlebeachcorp.com) designs leading-edge audio products for the consumer, commercial and healthcare markets. Under the Turtle Beach brand (www.turtlebeach.com), the Company markets a wide selection of quality gaming headsets catering to a variety of gamers’ needs and budgets, for use with video game consoles, including officially licensed headsets for the Xbox One and PlayStation®4, as well as for personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including Adjusted EBITDA that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain special items that we believe are not representative of core operations. Please see a reconciliation of GAAP results to Adjusted EBITDA, which is included below for the three and nine months ended September 30, 2015 and 2014.

The Adjusted EBITDA outlook for the fourth quarter and full year 2015 have not been reconciled to our net loss outlook for the same periods because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss and Adjusted EBITDA, cannot be reasonably predicted. Similarly, we have not reconciled our constant currency sales outlook for the full year 2015 to net revenue because applicable foreign currency exchange rates cannot be reasonably predicted. Accordingly, reconciliation of Adjusted EBITDA outlook to net loss outlook for the fourth quarter of and full year 2015, and of constant currency sales outlook to net revenue outlook for the full year 2015, is not available without unreasonable effort.

Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.
While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.
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All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	PR/Communications Director
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	September 30, 2015	December 31, 2014
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$3,074	$7,908
Accounts receivable, net	30,254	61,059
Inventories	49,736	38,400
Deferred income taxes	5,053	4,930
Prepaid income taxes	1,210	1,482
Prepaid expenses and other current assets	4,466	3,818
Total Current Assets	93,793	117,597
Property and equipment, net	5,366	6,722
Goodwill	80,974	80,974
Intangible assets, net	39,297	39,726
Deferred income taxes	—	1,128
Other assets	2,141	821
Total Assets	$221,571	$246,968
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facilities	$20,617	$36,863
Term loan	21,410	1,923
Accounts payable	32,884	35,546
Other current liabilities	9,313	14,525
Total Current Liabilities	84,224	88,857
Term loan, long-term portion	—	5,769
Series B redeemable preferred stock	15,826	14,916
Deferred income taxes	5,053	648
Subordinated notes - related party	13,323	—
Other liabilities	2,165	5,592
Total Liabilities	120,591	115,782
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 and 50,000,000 shares authorized; 42,437,116 and 42,027,991 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	42	42
Additional paid-in capital	134,350	128,084
Retained earnings (accumulated deficit)	(33,082)	3,289
Accumulated other comprehensive loss	(330)	(229)
Total Stockholders' Equity	100,980	131,186
Total Liabilities and Stockholders' Equity	$221,571	$246,968

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net Revenue	$35,887	$33,325	$78,188	$93,909
Cost of Revenue	26,323	25,576	62,106	69,053
Gross Profit	9,564	7,749	16,082	24,856
Operating expenses:
Selling and marketing	7,142	7,962	21,849	22,660
Research and development	2,963	2,797	8,641	6,866
General and administrative	5,393	4,311	16,124	12,582
Business transaction costs	—	—	—	3,744
Restructuring charges	(173)	—	336	—
Total operating expenses	15,325	15,070	46,950	45,852
Operating loss	(5,761)	(7,321)	(30,868)	(20,996)
Interest expense	1,540	866	3,158	6,161
Other non-operating expense, net	347	334	629	239
Loss before income tax expense (benefit)	(7,648)	(8,521)	(34,655)	(27,396)
Income tax expense (benefit)	8,232	(2,883)	1,716	(9,550)
Net loss	$(15,880)	$(5,638)	$(36,371)	$(17,846)

Net loss per share:
Basic	$(0.38)	$(0.13)	$(0.86)	$(0.46)
Diluted	$(0.38)	$(0.13)	$(0.86)	$(0.46)
Weighted average number of shares:
Basic	42,325	41,962	42,185	38,869
Diluted	42,325	41,962	42,185	38,869

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 3.

	Three Months Ended
	September 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$35,887	$—	$—	$—	$—	$35,887
Cost of Revenue	26,323	(325)	(28)	(185)	—	25,785
Gross Profit	9,564	325	28	185	—	10,102

Operating Expense	15,325	(1,142)	(205)	(1,068)	173	13,083

Operating loss	(5,761)	1,467	233	1,253	(173)	(2,981)

Interest expense	1,540
Other non-operating expense, net	347					347

Loss before income tax expense (benefit)	(7,648)
Income tax expense (benefit)	8,232
Net loss	$(15,880)			Adjusted EBITDA		$(3,328)

	Nine Months Ended
	September 30, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$78,188	$—	$—	$—	$—	$78,188
Cost of Revenue	62,106	(503)	(55)	(727)	—	60,821
Gross Profit	16,082	503	55	727	—	17,367

Operating Expense	46,950	(4,040)	(631)	(3,921)	(336)	38,022

Operating loss	(30,868)	4,543	686	4,648	336	(20,655)

Interest expense	3,158
Other non-operating expense, net	629					629

Loss before income tax expense (benefit)	(34,655)
Income tax expense (benefit)	1,716
Net loss	$(36,371)			Adjusted EBITDA		$(21,284)

(1) Other includes Restructuring charges of $(173) and $336 for the three and nine months ended September 30, 2015, respectively.

Table 3. (continued)

	Three Months Ended
	September 30, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$33,325	$—	$—	$—	$—	$33,325
Cost of Revenue	25,576	(48)	(66)	(151)	—	25,311
Gross Profit	7,749	48	66	151	—	8,014

Operating Expense	15,070	(1,243)	(245)	(1,368)	—	12,214

Operating loss	(7,321)	1,291	311	1,519	—	(4,200)

Interest expense	866
Other non-operating expense, net	334					334

Loss before income tax expense (benefit)	(8,521)
Income tax expense (benefit)	(2,883)
Net loss	$(5,638)			Adjusted EBITDA		$(4,534)

	Nine Months Ended
	September 30, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (2)	Adj EBITDA
Net Revenue	$93,909	$—	$—	$—	$—	$93,909
Cost of Revenue	69,053	(155)	(80)	(219)	—	68,599
Gross Profit	24,856	155	80	219	—	25,310

Operating Expense	45,852	(4,184)	(728)	(3,697)	(3,744)	33,499

Operating loss	(20,996)	4,339	808	3,916	3,744	(8,189)

Interest expense	6,161
Other non-operating expense, net	239					239

Loss before income tax expense (benefit)	(27,396)
Income tax expense (benefit)	(9,550)
Net loss	$(17,846)			Adjusted EBITDA		$(8,428)

(2) Other includes Business transaction charges of $3,744 for the nine months ended September 30, 2014.